Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ION Geophysical Corporation for the registration of 23,789,536 shares of its common stock and to the incorporation by reference therein of our reports dated March 1, 2010, with respect to the consolidated financial statements and schedule of ION Geophysical Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of ION Geophysical Corporation and Subsidiaries’, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Houston, Texas
April 20, 2010

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